EXHIBIT 99

MBT Financial Corp. Announces Third Quarter 2011 Profit

MONROE, Mich., October 25, 2011 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $632,000, or $0.04 per share, in the third quarter of 2011, compared to the loss of $4.3 million, or $0.27 per share in the third quarter of 2010. The company also reported a year to date loss of $4.2 million, or $0.24 per share for the first three quarters of 2011, compared to the loss of $4.4 million, or $0.27 per share in the first three quarters of 2010.

The net interest income for the third quarter of 2011 was $9.0 million, a decrease of $0.5 million, or 4.9% compared to the same period in 2010. The net interest margin decreased from 3.32% in the third quarter of 2010 to 3.16% in the third quarter of 2011. The net interest income declined due to the decrease in the margin and because the average earning assets decreased $5.6 million for the past twelve months. Although average earning assets decreased less than one half of one percent, average loans decreased $87.8 million, or 11.0% and investments increased $82.2 million, due to weak loan demand. The net interest income for the third quarter of 2011 includes $357,000 of interest income on loans that returned to performing status during the quarter.

On a linked quarter basis, the net interest income increased from $8,578,000 in the second quarter of 2011 to $8,956,000 in the third quarter.  The net interest margin also improved from 3.06% to 3.16% during the same quarter to quarter comparison.

The provision for loan losses decreased from $7.5 million last year to $2.7 million in the third quarter of 2011 due to a decrease in the net charge offs from $10.7 million to $3.5 million, and due to a reduction in the allowance for loan losses to reflect recent historical loss rates and the decrease in the size of the loan portfolio.

Non interest income, excluding securities gains, decreased 10.3% from $4.2 million in the third quarter of 2010 to $3.8 million in the third quarter of 2011. Declines in origination fees from mortgage loans sold, deposit service charges, and income from bank owned life insurance policies were the primary causes of this decrease. Income from wealth management services reflected a 3.8% increase when comparing the third quarter of 2011 to the third quarter of 2010.

 Total non interest expenses decreased $733,000, or 6.9% compared to the third quarter of 2010, mainly due to lower write downs and losses on other real estate and a decrease in deposit insurance premiums paid to the FDIC.

Total assets of the company decreased $14.0 million compared to December 31, 2010, mainly due to a planned decrease in non deposit funding. Deposit activity has been steady in 2011, with core, in market deposits increasing $10.7 million while brokered deposits decreased $13.0 million. The Company also reduced its repurchase agreement funding by $10.0 million and its Federal Home Loan Bank borrowings $3.5 million since the beginning of the year. Capital increased $0.9 million since year end, and with the decrease in assets, the ratio of equity to assets increased from 5.88% at December 31, 2010 to 6.02% at September 30, 2011. The bank remains adequately capitalized as measured by applicable regulatory standards.  The company’s already strong liquidity position continued to improve, with cash and investments increasing from 31.7% of assets at the end of 2010 to 35.9% at the end of the third quarter of 2011.

H. Douglas Chaffin, President and CEO, commented, “We are pleased to report a profit this quarter, especially since the return to profitability is the direct result of the continued improvement in our asset quality. As the economic conditions continue to slowly improve, we will continue to see improvements in our asset quality and earnings. Loan demand is still slow, and the decrease in the loan portfolio caused a decrease in the net interest margin compared to last year. We continue to have a solid deposit base, a very liquid balance sheet, and adequate capital, so when the eventual increase in loan demand occurs, we will be well positioned to participate in the growth.”

Mr. Chaffin concluded, “Local economic indicators continued to improve this quarter, and we remain optimistic.  Improvements in employment are beginning to be reflected in improvements in past dues.  We will continue to focus our efforts on improving asset quality, maintaining liquidity, seeking new sources of revenue and capital, and controlling expenses. We still have much work ahead of us given our current environment, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call
MBT Financial Corp. will hold a conference call to discuss the third quarter results on Wednesday, October 26, at 10:00 a.m. Eastern Time.  The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 317-6789. The toll free number for callers in Canada is (866) 605-3852 and international callers can access the call at (412) 317-6789. The event will be archived on the Company’s web site and available for twelve months following the call.

About the Company
MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 25 offices, 40 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers.  Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934.  Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2011	2011	2011	2010	2010
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2011	2010

EARNINGS
Net interest income	$8,956	$8,578	$8,769	$8,814	$9,421	$26,303	$28,014
FTE Net interest income	$9,113	$8,744	$8,942	$8,985	$9,603	$26,787	$28,669
Provision for loan and lease losses	$2,700	$2,850	$5,750	$7,086	$7,464	$11,300	$13,414
Non interest income	$4,319	$3,858	$3,663	$4,195	$4,381	$11,840	$15,241
Non interest expense	$9,943	$10,369	$10,724	$10,277	$10,676	$31,036	$34,203
Net income (loss)	$632	$(783)	$(4,042)	$(7,537)	$(4,338)	$(4,193)	$(4,362)
Basic earnings (loss) per share	$0.04	$(0.05)	$(0.23)	$(0.44)	$(0.27)	$(0.24)	$(0.27)
Diluted earnings (loss) per share	$0.04	$(0.05)	$(0.23)	$(0.44)	$(0.27)	$(0.24)	$(0.27)
Average shares outstanding	17,274,436	17,265,075	17,256,472	17,214,768	16,329,549	17,265,394	16,257,433
Average diluted shares outstanding	17,274,436	17,265,075	17,256,472	17,214,768	16,329,549	17,265,437	16,257,433

PERFORMANCE RATIOS
Return on average assets	0.20%	-0.25%	-1.29%	-2.39%	-1.37%	-0.45%	-0.45%
Return on average common equity	3.39%	-4.46%	-22.04%	-35.55%	-19.74%	-7.69%	-6.87%

Base Margin	3.06%	2.97%	3.02%	3.03%	3.21%	3.02%	3.08%
FTE Adjustment	0.05%	0.06%	0.06%	0.06%	0.06%	0.06%	0.07%
Loan Fees	0.05%	0.03%	0.03%	0.03%	0.05%	0.04%	0.04%
FTE Net Interest Margin	3.16%	3.06%	3.11%	3.12%	3.32%	3.12%	3.19%

Efficiency ratio	66.26%	70.89%	73.07%	67.61%	65.36%	70.06%	65.64%
Full-time equivalent employees	352	349	344	342	350	348	352

CAPITAL
Average equity to average assets	5.93%	5.64%	5.85%	6.73%	6.94%	5.81%	6.48%
Book value per share	$4.34	$4.23	$4.08	$4.29	$4.94	$4.34	$4.94
Cash dividend per share	$-	$-	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$4,105	$3,970	$4,064	$7,217	$11,010	$12,139	$17,339
Loan Recoveries	$645	$322	$518	$607	$266	$1,485	$608
Net Charge-Offs	$3,460	$3,648	$3,546	$6,610	$10,744	$10,654	$16,731

Allowance for loan and lease losses	$21,869	$22,629	$23,427	$21,223	$20,746	$21,869	$20,746

Nonaccrual Loans	$57,673	$66,433	$65,597	$67,581	$64,192	$57,673	$64,192
Loans 90 days past due	$29	$240	$364	$4	$117	$29	$117
Restructured loans	$16,023	$11,595	$14,775	$14,098	$15,290	$16,023	$15,290
Total non performing loans	$73,725	$78,268	$80,736	$81,683	$79,599	$73,725	$79,599
Other real estate owned & other assets	$18,739	$21,365	$22,640	$19,815	$19,042	$18,739	$19,042
Nonaccrual Investment Securities	$2,749	$2,810	$2,694	$2,568	$1,625	$2,749	$1,625
Total non performing assets	$95,213	$102,443	$106,070	$104,066	$100,266	$95,213	$100,266
Problem Loans Still Performing	$46,869	$43,220	$53,598	$53,726	$49,589	$46,869	$49,589
Total Problem Assets	$142,082	$145,663	$159,668	$157,792	$149,855	$142,082	$149,855

Net loan charge-offs to average loans	1.92%	2.02%	1.93%	3.39%	5.32%	1.96%	2.74%
Allowance for losses to total loans	3.11%	3.15%	3.21%	2.82%	2.64%	3.11%	2.64%
Non performing loans to gross loans	10.48%	10.91%	11.07%	10.84%	10.13%	10.48%	10.13%
Non performing assets to total assets	7.65%	8.31%	8.35%	8.26%	7.96%	7.65%	7.96%
Allowance to non performing loans	29.66%	28.91%	29.02%	25.98%	26.06%	29.66%	26.06%

END OF PERIOD BALANCES
Loans and leases	$703,430	$717,488	$729,503	$753,860	$786,054	$703,430	$786,054
Total earning assets	$1,139,469	$1,126,022	$1,163,939	$1,151,371	$1,143,825	$1,139,469	$1,143,825
Total assets	$1,245,401	$1,232,438	$1,269,615	$1,259,377	$1,259,876	$1,245,401	$1,259,876
Deposits	$1,029,647	$1,018,304	$1,045,141	$1,031,893	$1,022,460	$1,029,647	$1,022,460
Interest Bearing Liabilities	$995,463	$996,239	$1,041,039	$1,027,320	$1,022,398	$995,463	$1,022,398
Shareholders' equity	$74,930	$72,975	$70,415	$73,998	$84,079	$74,930	$84,079
Total Shares Outstanding	17,279,696	17,269,225	17,260,748	17,252,329	17,030,844	17,279,696	17,030,844

AVERAGE BALANCES
Loans and leases	$713,433	$723,146	$744,579	$773,269	$801,240	$726,939	$817,824
Total earning assets	$1,143,238	$1,145,448	$1,163,506	$1,141,829	$1,148,796	$1,150,657	$1,202,312
Total assets	$1,245,574	$1,247,979	$1,270,234	$1,249,543	$1,256,422	$1,254,505	$1,309,536
Deposits	$1,031,682	$1,031,232	$1,044,556	$1,015,740	$1,025,385	$1,035,778	$1,022,601
Interest Bearing Liabilities	$1,004,620	$1,020,396	$1,040,463	$1,009,619	$1,025,493	$1,021,697	$1,089,179
Shareholders' equity	$73,881	$70,401	$74,363	$84,123	$87,184	$72,880	$84,832

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended September 30,		Nine Months Ended September 30,
Dollars in thousands (except per share data)	2011	2010	2011	2010

Interest Income
Interest and fees on loans	$10,026	$11,587	$30,370	$35,178
Interest on investment securities-
Tax-exempt	346	426	1,069	1,540
Taxable	2,050	1,742	6,211	6,784
Interest on balances due from banks	44	34	112	100
Total interest income	12,466	13,789	37,762	43,602

Interest Expense
Interest on deposits	2,646	3,279	8,621	9,968
Interest on borrowed funds	864	1,089	2,838	5,620
Total interest expense	3,510	4,368	11,459	15,588

Net Interest Income	8,956	9,421	26,303	28,014
Provision For Loan Losses	2,700	7,464	11,300	13,414

Net Interest Income After
Provision For Loan Losses	6,256	1,957	15,003	14,600

Other Income
Income from wealth management services	972	936	2,955	3,039
Service charges and other fees	1,226	1,413	3,522	3,985
Net gain (loss) on sales of securities	555	183	651	3,269
Origination fees on mortgage loans sold	102	189	271	458
Bank Owned Life Insurance income	405	693	1,207	1,532
Other	1,059	967	3,234	2,958
Total other income	4,319	4,381	11,840	15,241

Other Expenses
Salaries and employee benefits	4,878	4,717	14,611	14,438
Occupancy expense	781	686	2,246	2,194
Equipment expense	722	780	2,164	2,417
Marketing expense	214	230	695	734
Professional fees	540	549	1,833	1,537
Collection expense	47	67	181	263
Net loss on other real estate owned	818	1,076	2,943	3,066
Other real estate owned expense	586	564	1,458	1,916
FDIC deposit insurance assessment	618	1,029	2,254	2,271
Debt prepayment penalties	-	-	-	2,492
Other	739	978	2,651	2,875
Total other expenses	9,943	10,676	31,036	34,203

Profit (Loss) Before Income Taxes	632	(4,338)	(4,193)	(4,362)
Income Tax Expense	-	-	-	-
Net Profit (Loss)	$632	$(4,338)	$(4,193)	$(4,362)

Basic Earnings (Loss) Per Common Share	$0.04	$(0.27)	$(0.24)	$(0.27)

Diluted Earnings (Loss) Per Common Share	$0.04	$(0.27)	$(0.24)	$(0.27)

Dividends Declared Per Common Share	$-	$-	$-	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31,
Dollars in thousands	(Unaudited)	2010

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$21,539	$13,789
Interest bearing	77,052	72,511
Total cash and cash equivalents	98,591	86,300

Securities - Held to Maturity	29,525	23,804
Securities - Available for Sale	318,857	289,365
Federal Home Loan Bank stock - at cost	10,605	11,831
Loans held for sale	656	973

Loans	702,774	752,887
Allowance for Loan Losses	(21,869)	(21,223)
Loans – Net	680,905	731,664

Accrued interest receivable and other assets	28,542	34,207
Bank Owned Life Insurance	48,279	50,664
Premises and Equipment - Net	29,441	30,569
Total assets	$1,245,401	$1,259,377

Liabilities
Deposits:
Non-interest bearing	$164,319	$148,208
Interest-bearing	865,328	883,685
Total deposits	1,029,647	1,031,893

Federal Home Loan Bank advances	110,000	113,500
Repurchase agreements	20,000	30,000
Notes Payable	135	135
Interest payable and other liabilities	10,689	9,851
Total liabilities	1,170,471	1,185,379

Shareholders' Equity
Common stock (no par value)	2,082	2,146
Retained Earnings	72,304	76,497
Unearned Compensation	(111)	(187)
Accumulated other comprehensive income (loss)	655	(4,458)
Total shareholders' equity	74,930	73,998
Total liabilities and shareholders' equity	$1,245,401	$1,259,377

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com